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                                                                   Exhibit 10.18

                                                                  EXECUTION COPY

        THIS AMENDED AND RESTATED TAX SHARING AND INDEMNIFICATION AGREEMENT ("Amended Tax Sharing Agreement") is effective as of May 11, 2004 and hereby amends and restates that certain Tax Sharing and Indemnification Agreement ("Tax Sharing Agreement") executed on May 11, 2004, by and among Pierre Holding Corp., a Delaware Corporation ("Buyer"), PF Management, Inc. ("PFMI"), Pierre Foods, Inc. ("Company"), and the direct and indirect subsidiaries of PFMI and the Company, signatories hereto (along with Company, the "Subsidiaries"), James C. Richardson, Jr., David R. Clark, James M. Templeton, Brian D. Davis, Trustee under that certain Voting Trust Agreement dated February 1, 2004 for the shareholder participants thereof (each a "Shareholder" and collectively the "Shareholders") and David R. Clark, Agent ("Shareholders Agent") under that certain Shareholders Agent Agreement dated May 11, 2004 for the shareholder participants thereof set forth on Schedule A.

                                    RECITALS

WHEREAS, Buyer, Shareholders and Shareholders Agent have entered into the Stock Purchase Agreement (as defined herein);

WHEREAS, in connection with the transaction contemplated by the Stock Purchase Agreement, Buyer, Shareholders and Shareholders Agent have entered into the Tax Sharing Agreement in order to govern tax sharing and indemnification and certain related tax matters; and

WHEREAS, Buyer, Shareholders and Shareholders Agent wish to amend and restate the Tax Sharing Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Buyer and Shareholders agree as follows:

1. DEFINITIONS. Except as otherwise defined herein, all terms used herein shall have the same meaning as in the Stock Purchase Agreement among Shareholders, Shareholders Agent and Buyer dated May 11, 2004 (the "Stock Purchase Agreement"). For purposes hereof:

(a)     "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

(b) "Tax" or "Taxes" shall mean all forms of taxation imposed by any Taxing Authority, including Income Tax, corporation, trade, franchise, property, stamp, occupation, premium, windfall profits, sales, use, excise, employment, unemployment, severance, license, payroll, social security, disability, estimated, value-added, ad valorem, transfer, recapture, alternative or add-on minimum, withholding and other taxes of any kind, including any interest, penalties and additions thereto.

(c) "Tax Return" or "Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

(d) "Seller Year" shall mean any taxable period of any of PFMI, the Company or any Subsidiary ending on or before the Closing Date.

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(e)     "Buyer Year" shall mean any taxable period of any of PFMI, the Company or any Subsidiary beginning after the Closing Date.

(f) "Straddle Period" shall mean any taxable period of any of PFMI, the Company or any Subsidiary that includes (but does not end on) the Closing Date.

(g) "Federal Tax" means any Tax imposed under Subtitle A of the Code with respect to which any of PFMI, the Company or any Subsidiary has filed or will file a Tax Return.

(h) "Income Tax" or "Income Taxes" shall mean (i) all income, corporation, trade, franchise, gains or similar Taxes imposed on or measured by income, profits, gains or similar items (ii) all other Taxes reported on a Tax Return that includes such Taxes and (iii) any interest, penalties and additions associated with the amounts described in clauses (i) and (ii) hereof.

(i) "Taxing Authority" shall mean the government of any country or any political subdivision thereof, whether state or local, any agency, commission or authority thereof or any quasi-governmental body exercising tax regulatory authority.

(j) "Acquired Group" means, as applicable, all or any one or more of PFMI, the Company and the Subsidiaries.

(k) "Deal Related Expenses" means the following expenses related to the Closing to the extent determined to be deductible: (i) write-offs of capitalized loan costs and capitalized Indenture restructuring fees, (ii) payment of 1% call premium on Indenture and loan prepayment penalty costs, (iii) Executive Bonus Payments, (iv) Non-Compete Payments, (v) Grigg Fee, (vi) Crawford Fee, and (vii) Shareholder Transaction Expenses.

(l) "Tax Escrow Amount" shall have the meaning specified in Section 3(d) hereof.

(m) "Tax Escrow Account" shall have the meaning specified in Section 3(d) hereof.

(n) "Tax Escrow Agreement" shall have the meaning specified in Section 3(d) hereof.

(o)     "Tax Escrow Agent" shall mean Bank of America Private Bank.

2. REPRESENTATIONS AND WARRANTIES. Each of the Shareholders, jointly and severally, represent and warrant to the Buyer that, except as set forth on
Schedule 2 attached hereto:

(a) The Acquired Group has timely and properly filed or caused to be filed (taking into account any applicable extension periods) all Income Tax Returns and all other material Tax Returns required to be filed by them by applicable Law prior to the Closing Date and such Tax Returns are true, complete, and correct in all material respects.

(b) All Taxes due and payable by the Acquired Group, whether or not shown or required to be shown on such Tax Returns, have been timely paid in full.

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(c)     There are no Liens for Taxes with respect to any of the assets or properties of the Acquired Group (except Liens for Taxes not yet due and payable provided, however, that adequate accruals, consistent with GAAP, are maintained for all such Liens).

(d) The Acquired Group is in compliance in all material respects with all applicable Laws with respect to the procedures concerning the filing of Tax Returns of the Acquired Group.

(e) No Tax Return of the Acquired Group is under audit by any Taxing Authority, and, to the Knowledge of Shareholders, no written notice of such an audit or notice of any assessment has been received by the Acquired Group from any Taxing Authority.

(f) There is no action, suit, proceeding, or claim now pending against the Acquired Group with respect to any Tax, or with respect to the Tax of another Person for which the Acquired Group could be severally liable under Treasury Regulation Section 1.1502-6 or any comparable state, local or foreign tax provisions.

(g) The Acquired Group has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and is not liable for any Taxes for failure to comply with such laws, rules and regulations.

(h) Excepting that certain Tax Agreement dated September 10, 1999 with CRG Holdings Corp. (the "CRG Tax Agreement"), the Acquired Group is not a party to or otherwise bound by any agreement or understanding providing for the allocation or sharing of, or indemnification with respect to, Taxes nor has any obligation or liability under any such agreement or understanding to which it was once a party or otherwise bound.

(i) The Acquired Group is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law).

(j) The Acquired Group will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (A) change in the method of accounting for a taxable period ending on or prior to the Closing Date or (B) prepaid amount received on or prior to the Closing Date.

(k) No member of the Acquired Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(l) No member of the Acquired Group (A) has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was PFMI or the Company) or (B) has liability for the Taxes of any Person (other than a member of the Acquired Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor or by contract.

3.      TAX MATTERS.

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(a)     FILING.

(i) STRADDLE PERIOD. For any Straddle Period, Buyer and the Acquired Group shall timely prepare and file with or deliver to the appropriate Tax Authorities or other persons all Tax Returns required to be filed or delivered and shall timely pay all Taxes due with respect to such Tax Returns; provided that Shareholders shall reimburse Buyer and the Acquired Group (in accordance with the procedures set forth in Section 4(a)) for any amount owed by Shareholders, less, in the case of Taxes other than Income Taxes, any amount reserved in the Final Working Capital, pursuant to Section 4(a) with respect to such Straddle Period. To the extent permitted by Law, any such Tax Returns shall be prepared in a manner consistent with past practice of the relevant PFMI, the Company or Subsidiary and without a change of any election or any accounting method and shall be submitted by Buyer to Shareholders Agent (together with schedules, statements and, to the extent requested by Shareholders Agent, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Returns. Shareholders Agent shall have the right to review all work papers and procedures used to prepare any such Tax Return. If Shareholders Agent, within 5 business days after delivery of such Tax Return, notifies Buyer in writing that Shareholders Agent objects to any items in such Tax Return, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by the Neutral Accounting Firm (as determined and in accordance with the procedure in the Stock Purchase Agreement). Upon resolution of all such items, the relevant Tax Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expenses of such accounting firm shall be borne equally by Buyer (and the Acquired Group) and the Shareholders.

(ii)    SELLER YEAR RETURNS.

(A) As to all Tax Returns of the Acquired Group due on or before the Closing Date, Shareholders Agent shall cause such Returns to be properly prepared and timely filed and all taxes due to be paid. To the extent permitted by Law, any such Tax Returns shall be prepared in a manner consistent with past practice of the relevant PFMI, the Company or Subsidiary and without a change of any election or any accounting method. At least 30 days prior to the due date (including extensions) of such Tax Returns, Shareholders Agent shall deliver such Income Tax Returns to Buyer for its approval not to be unreasonably withheld.

(B) As to Income Tax Returns of the Acquired Group for a Seller Year due after the Closing Date, Shareholders Agent shall timely prepare and deliver to the Buyer and the Acquired Group such Income Tax Returns for filing with or the appropriate Taxing Authorities. To the extent permitted by law, any such Income Tax Returns shall be prepared in a manner consistent with past practice of the relevant PFMI, the Company or Subsidiary, and without a change of any election or any accounting method. At least 30 days prior to the due date (including extensions) of such Income Tax Returns, Shareholders Agent shall deliver such Income Tax Returns to Buyer and the Acquired Group for their approval not to be unreasonably withheld. The Shareholders shall timely pay all Taxes due with respect to such Income Tax Returns. The parties agree to cause the PFMI, the Company and Subsidiaries to file all Income Tax Returns for periods that include the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the Taxing Authority will not accept an Income Tax Return filed on that basis. The Federal Tax Return filed with respect to the Company or any

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Subsidiary for a Seller Year that includes the Closing Date shall reflect a tax period ending as of the close of the Closing Date.

(C) As to Tax Returns (other than Income Tax Returns) of the Acquired Group due after the Closing Date for a Seller Year, Buyer shall cause PFMI, the Company and its Subsidiaries to prepare, in a manner consistent with past practice of the relevant PFMI, the Company or Subsidiary, and without a change of any election or any accounting method, and timely file such Tax Returns; provided, however, that (1) Buyer shall deliver any such Tax Return to Shareholders Agent at least 20 business days before it is due, except for any such Tax Return due within 30 business days after the Closing Date, which shall be delivered to Shareholders Agent as soon as commercially practicable prior to the date such Tax Return is due, (2) Shareholders Agent shall have the right (i) to review such Tax Return, and, (ii) if Shareholders Agent should object to any item in such Tax Return, to notify Buyer of such objection in writing within 5 business days after delivery of such Tax Return (or in such shorter time as is commercially practicable, if such Tax Return is due within 30 business days after the Closing Date), and submit such disputed item for resolution (within a reasonable time, taking into account the deadline for filing such Tax Return) by the Neutral Accounting Firm (as determined and in accordance with the procedure in the Stock Purchase Agreement, it being agreed that Buyer (and the Acquired Group) and the Shareholders shall bear equally the costs, fees, and expenses of such resolution by the Neutral Accounting Firm, (3) such Tax Return shall be filed (as so approved or modified) on a timely basis by PFMI, the Company or its Subsidiaries, as applicable, and (4) Shareholders shall reimburse Buyer or the Acquired Group, as applicable, for any amount owed by Shareholders with respect to such Return which was not reserved or accrued in the Final Working Capital.

(b) COOPERATION. Shareholders, Shareholders Agent, PFMI, the Company, the Subsidiaries and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and the Acquired Group recognize that Shareholders Agent will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by PFMI, the Company and the Subsidiaries to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer and the Acquired Group agree, (i) to use their best efforts to properly retain and maintain such records for a period of 5 years from the Closing Date, provided that if Buyer elects to dispose of some or all of such records, Buyer shall give Shareholders Agent 60 days notice prior to any such disposition, within which time Shareholders Agent may request in writing that Buyer surrender such records to Shareholders Agent, and (ii) to allow Shareholders Agent and its agents and representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Shareholders Agent reasonably deems necessary or appropriate from time to time, such activities to be conducted during normal business hours.

(c) REFUNDS. Except for refunds or credits resulting from a carryback of an item from a Buyer Year (which shall be for the account of Buyer and the Acquired Group), any refunds or credits of Taxes of PFMI, the Company and the Subsidiaries

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for any Seller Year shall be for the account of the Shareholders. Any refunds or credits of Taxes of PFMI, the Company and the Subsidiaries for any Buyer Year shall be for the account of Buyer and the Acquired Group. If the Shareholders pay on, before or after the Closing Date, or cause the Company or its Subsidiaries to accrue on or before the Closing Date in the Final Working Capital, Taxes for any Straddle Period in excess of the amount ultimately determined to be due for the portion of such Straddle Period ending on the Closing Date and Buyer or the Acquired Group obtain the benefit by refund credit or otherwise of such excess payment, Buyer shall promptly refund such excess to Shareholders Agent. If Shareholders Agent so requests and at Shareholders
Agent's expense, the Acquired Group will file for and obtain any refunds or credits to which Shareholders are entitled under this Section 2(c). Buyer and the Acquired Group shall reasonably permit Shareholders Agent to control the prosecution of any such refund claim and, where deemed appropriate by Shareholders Agent, shall cause PFMI, the Company or any Subsidiary to authorize by appropriate powers of attorney such Persons reasonably satisfactory to Buyer and the Acquired Group as Shareholders Agent shall designate to represent the Buyer and the Acquired Group with respect to such refund claim, provided that Buyer and the Acquired Group may participate in any such proceeding at its own expense. Notwithstanding the foregoing, Shareholders Agent may not settle or otherwise resolve any refund claim that could affect the Tax liability of Buyer or the Acquired Group for periods ending after the Closing Date without their consent (such consent not to be unreasonably withheld). Buyer and Acquired Group shall pay to Shareholders Agent for the benefit of the Shareholders any such refund due Shareholders within 10 days after the refund is received, provided, however, that any refund paid to Shareholders shall be net of any Taxes payable thereon by Buyer or the Acquired Group, and provided further that no refund shall be paid to the extent such amount was recorded as an asset in Closing Working Capital. Shareholders and Buyer shall treat any payments that Shareholders shall receive pursuant to this Section 3(c) as an adjustment to the purchase price for Tax purposes.

(d) NOL BENEFIT. Buyer agrees to the extent any said net operating loss carry forward ("NOL") from a Seller Year attributable to Deal Related Expenses creates a Tax benefit for the Buyer or the Acquired Group in the portion of a Straddle Period beginning after the Closing Date or in a Buyer Year, Buyer and the Acquired Group shall pay Shareholders Agent for the benefit of the Shareholders an amount equal to the Tax benefit within 20 days of filing of the Tax Return reflecting such Tax benefit. The amount of any Tax benefit with respect to a carry forward NOL attributable to Deal Related Expenses shall be equal to the excess, if any, of (A) the tax liability of the Acquired Group for periods after the Closing Date, calculated without taking into account such NOLs, OVER (B) the actual tax liability of the Acquired Group for periods after the Closing Date, calculated by taking into account such NOLs. To the extent a Tax benefit paid to Shareholders Agent with respect to an NOL carry forward attributable to Deal Related Expenses is later denied or reduced by a Taxing Authority, Shareholders shall jointly and severally indemnify the Buyer and the Acquired Group for any resulting Tax deficiency (within the meaning of the Code). Buyer agrees to adopt the 338 safe harbor approach permitted under Treasury Notice 2003-65 in determining Acquired Group realized built-in gain or realized built-in loss under Code section 382(h) for purposes of determining the amount of NOL useable in the Straddle Period or a Buyer Year. Upon the written request and at the sole expense of Shareholders Agent, Buyer and Acquired Group shall cause the accountants preparing the Federal Tax Return of Acquired Group to furnish Shareholders Agent with a calculation of the amount of Tax benefit arising from either a carry forward NOL attributable to Deal Related Expenses or deferred Executive Bonus Payments (determined in accordance with this Section 3(d)) in the portion of a Straddle Period after the Closing Date or in a Buyer Year, it being

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agreed that Shareholders Agent will not use such calculation for any purpose other than verification of the amount of Tax benefits covered by this Section 3(d), and Shareholders Agent shall keep any such information strictly confidential.

To the extent any of the Executive Bonus Payments that constitute Deal Related Expenses are deferred and paid after the Closing Date, Buyer and the Acquired Group shall pay to Shareholders Agent for the benefit of the Shareholders any Tax benefit attributable to such deferred payments (taking into account only the initial balance that was deferred and not any subsequent earnings credited thereon) in periods after the Closing Date; provided, however, that any obligation to make such Tax benefit payments shall cease with respect to any period (or partial period) beginning on or after the first day on which Madison Dearborn Capital Partners IV, L.P.'s ("MDCP") equity interest in Buyer constitutes less than 10% of total equity interests in Buyer (measured by value), unless the general partner of MDCP determines, in its sole discretion, that continuing such obligation after such date will not reduce the consideration payable to MDCP in connection with any sale or disposition of its equity interests in Buyer. The amount of any Tax benefit with respect to such deferred payments shall be determined after determining any Tax benefit attributable to NOLs in the preceding paragraph and shall be equal (provided that there shall be no double counting of benefits) to the excess, if any, of
(A) the tax liability of the Acquired Group for periods after the Closing Date, calculated without taking into account such deferred payments, OVER (B) the actual tax liability of the Acquired Group for periods after the Closing Date, calculated by taking into account such deferred payments. To the extent a Tax benefit paid to Shareholders Agent with respect to such deferred payments is later denied or reduced by a Taxing Authority, Shareholders shall jointly and severally indemnify the Buyer and the Acquired Group for any resulting Tax deficiency (within the meaning of the Code).

Notwithstanding anything to the contrary in the foregoing:

(i) the first $4 million of Tax benefits with respect to NOLs attributable to Deal Related Expenses that would otherwise be payable to Shareholders Agent by operation of this Section (the "Tax Escrow Amount") shall be deposited by Buyer and the Acquired Group with the Tax Escrow Agent to be held in an escrow account (the "Tax Escrow Account") and released by the Tax Escrow Agent in accordance with the terms and conditions of this Amended Tax Sharing Agreement and of the escrow agreement (the "Tax Escrow Agreement") substantially in the same form as the escrow agreement attached to the Stock Purchase Agreement as Exhibit B (subject to such administrative changes as may be required to be made by the Tax Escrow Agent);

(ii) to the extent any indemnification payment to which Buyer and the Acquired Group are entitled pursuant to Section 4 or this Section 3(d) hereof is not paid by the Shareholders pursuant to the terms of this Amended Tax Sharing Agreement, Buyer and the Acquired Group shall be entitled to a distribution from the Tax Escrow Account in an amount equal to such unpaid indemnification payment; and

(iii) the Tax Escrow Account shall be maintained by the Tax Escrow Agent until the later of (A) April 16, 2008, (B) the date on which the statute of limitations with respect to the federal income Tax Return of Acquired Group for the taxable period ending on the Closing Date expires,

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and (C) the final resolution of any outstanding Tax Claim(s); and thereafter the remaining balance of the Tax Escrow Account shall become the property of Shareholders Agent for the benefit of the Shareholders, consistent with the terms of the Tax Escrow Agreement.

(e) CARRYBACK. Buyer and the Acquired Group may carry back any item into any consolidated, combined or unitary Tax Returns for Seller Years.

(f) AMENDED TAX RETURNS. After the Closing Date, Buyer and the Acquired Group shall not file any amended Tax Return for a Seller Year or Straddle Period without the prior written consent of Shareholders Agent, which consent shall not be unreasonably withheld or delayed. Any required amended Returns resulting from Seller Year examination adjustments, as finally determined, shall be prepared by Shareholders Agent and furnished to the Buyer and the Acquired Group applicable, for approval (which approval shall not be unreasonably withheld), and, if necessary, signature and filing at least 30 days prior to the due date for filing such Returns. Without Buyer's and the Acquired Group's consent (such consent not to be unreasonably withheld), Shareholders Agent shall not otherwise file any amended Tax Returns for Seller Years that could reasonably be expected to affect the Tax liability of Buyer or the Acquired Group for periods ending after the Closing Date. Nothing in this Amended Tax Sharing Agreement shall require Shareholders Agent to amend any Return other than as set forth above.

4.      INDEMNIFICATION.

(a) GENERAL PROVISIONS. Except to the extent such Taxes other than Income Taxes, are reserved for on the Final Working Capital Sheet, Shareholders, jointly and severally, agree to indemnify and hold Buyer and the Acquired Group and their Affiliates, (and their respective officers, directors, employees and agents) (each in its capacity as an indemnitee, an "Indemnitee") harmless from and against (i) all liability for Taxes of the Acquired Group for any Seller Year and any portion of any Straddle Period ending on the Closing Date, (ii) all liability for Taxes of the Acquired Group payable as a result of any breach of this Amended Tax Sharing Agreement (including, but not limited to, any breach of the representations or warranties contained herein) by the Shareholders or Shareholders Agent, and (iii) any liability for Taxes or other items under the CRG Tax Agreement. Notwithstanding the foregoing, Shareholders Agent shall not indemnify and hold harmless any Indemnitee from or against any liability for Taxes attributable solely to a breach by Buyer or the Acquired Group of its obligations under this Amended Tax Sharing Agreement.

Buyer and the Acquired Group (in capacity as an indemnifying party, an "Indemnifying Party") agree to, indemnify and hold the Shareholders and their Affiliates (and their respective officers, directors, employees and agents) (each in its capacity as an indemnitee, an "Indemnitee") harmless from and against (i) all liability for Taxes of the Acquired Group for any Buyer Year and the portion of any Straddle Period beginning after the Closing Date, and (ii) all liability for Taxes attributable to a breach by Buyer or the Acquired Group of its obligations under this Amended Tax Sharing Agreement.

In the case of any Straddle Period: (i) real, personal and intangible property Taxes ("Property Taxes") of the Acquired Group for property held during the portion of the Straddle Period ending on the Closing Date shall be equal to the amount of such Property Taxes for the entire Straddle

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Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes of the Acquired Group (other than Property Taxes) for the portion of the Straddle
Period ending on the Closing Date shall be computed as if such taxable period ended as of the close of business on the Closing Date.

Shareholders' indemnity obligation in respect of Taxes for a Straddle Period shall initially be effected by their payment to Buyer or the Acquired Group of the excess of (x) such Taxes for the portion of the Straddle Period ending on the Closing Date over (y) the amount of such Taxes paid by Shareholders, or by Shareholders Agent on their behalf, at any time after the Closing Date and, in the case of Taxes other than Income Taxes, the balance of such Tax liabilities reserved for, if any, in the Final Working Capital, plus the amount of such Taxes paid, by estimate or otherwise, by the Acquired Group on or prior to the Closing Date. Shareholders shall initially pay such excess to Buyer or the Acquired Group within 20 days after the Tax Return, with respect to the final liability for such Taxes is required to be filed. If the amount of such Taxes paid by Shareholders or on their behalf (other than the Company or the Subsidiaries), and, in the case of Taxes other than Income Taxes, the balance of such Tax liabilities reserved for in the Final Working Capital, plus the amount of such Taxes paid by the Company or the Subsidiaries on or prior to the Closing Date exceeds the amount payable by Shareholders pursuant to clause (x) of the second preceding sentence, Buyer or the Acquired Group shall pay such excess to Shareholders Agent within 20 days after the Tax Return with respect to the liability for such Taxes is required to be filed. The payments to be made pursuant to this paragraph by Shareholders or Buyer or the Acquired Group with respect to a Straddle Period shall be appropriately adjusted to reflect any final determination with respect to Straddle Period Taxes.

Shareholders' indemnity obligation in respect of any other Taxes shall be paid within 20 days after the date on which the indemnified party pays such the Taxes.

To the extent that Shareholders Agent does not assume the defense of any Tax Claim as set forth below, Shareholders shall also, jointly and severally, indemnify Buyer and the Acquired Group and hold them harmless from any legal and accounting costs of defending against such Tax Claim.

(b) TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless a party hereto pursuant to Section 4(a) shall terminate 60 days after the date on which the applicable statutes of limitations with respect to the Tax liabilities in question expire (giving effect to any waiver, mitigation or extension thereof).

(c) PROCEDURES RELATING TO INDEMNIFICATION. Any claims for indemnification made hereunder shall be accompanied by a schedule or schedules setting forth the Indemnitee's calculation of such claim. If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to Buyer or the Acquired Group pursuant to Section 4(a), Buyer or the Acquired Group shall notify Shareholders Agent promptly in writing of any notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, suit, dispute or other claim (a "Tax Claim") and shall give Shareholders Agent such other information with respect thereto as Shareholders Agent may reasonably request. The failure of Buyer to provide prompt notice to

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Shareholders Agent of a Tax Claim shall reduce Indemnification hereunder only in the case and to the extent such failure to provide prompt notice causes actual prejudice to the defense of such Tax Claim.

Shareholders Agent may, at its own expense, participate in and assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit). If Shareholders Agent assumes such defense, Shareholders Agent shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing and notwithstanding anything else contained herein, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. Notwithstanding the foregoing, Shareholders Agent shall not settle or compromise any such claim, suit, action, litigation or proceeding without Buyer's and the Acquired Group's prior written consent, as applicable, (which consent shall not be unreasonably withheld). Shareholders Agent and Buyer and the Acquired Group shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Acquired Group for a Straddle Period.

Buyer, the Acquired Group and their Affiliates shall cooperate reasonably with Shareholders Agent in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon Shareholders Agent's request) the provision to Shareholders Agent of records and information which are reasonably relevant to such Tax Claim, execution of powers of attorney in favor of Shareholders Agent and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

In no case shall Buyer or the Acquired Group settle or otherwise compromise any Tax Claim relating to a Seller Year or a Seller portion of a Straddle Period of the Acquired Group without Shareholders Agent's prior written consent (which consent shall not be unreasonably withheld).

Notwithstanding anything to the contrary contained herein, the party controlling the proceedings in connection with the Tax Claim shall keep the other party informed of all material developments and events relating to such Tax Claim and the other party, at its own cost and expense and with its own counsel, shall have the right to participate in (but not control) the applicable audit or examination and defense of such Tax Claim.

(d) TAX TREATMENT OF INDEMNIFICATION. For all Tax purposes, Buyer, the Acquired Group and Shareholders agree to treat any indemnity payment under this Amended Tax Sharing Agreement as an adjustment to the Purchase Price.

5.      MISCELLANEOUS.

(a) FURTHER ASSURANCE. Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Amended Tax Sharing Agreement, all such other instruments and will take all reasonable actions as may be necessary to consummate the transactions contemplated hereby, and to effectuate the provisions and purposes hereof.

(b) ASSIGNMENT. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Amended Tax Sharing Agreement to one or more of its Affiliates; (b) its rights under this Amended Tax Sharing Agreement for collateral security purposes to any lender providing financing to Buyer, the Company or any of their Affiliates and any such lender may exercise all of the rights and remedies of the Buyer hereunder; and (c) its rights under this Amended Tax Sharing Agreement, in whole or in part, to any subsequent purchaser of PFMI, the Company or any of its respective subsidiaries or any material portion of its respective assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise); provided, however, that Buyer shall nevertheless remain liable for all obligations imposed upon it under, or to which it is subject pursuant to, the provisions of this Amended Tax Sharing Agreement.

(c) PARTIES IN INTEREST. This Amended Tax Sharing Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Amended Tax Sharing Agreement .

(d) OBLIGATIONS. Shareholders Agent acts in the relationship of and is the designated agent for the Shareholders with exclusive authority to make all decisions and determinations and to take all actions (including giving consents and waivers to this Amended Tax Sharing Agreement) required or permitted hereunder on behalf of the Shareholders, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of the Shareholders, and any notice, document, certificate or information required to be given to any Shareholder shall be deemed so given if given to Shareholders Agent. The Shareholders unconditionally guarantee the full performance of all obligations, duties and liabilities of Shareholders Agent hereunder. The Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Shareholders Agent on behalf of the Shareholders in all matters in which it has been granted authority pursuant to this Amended Tax Sharing Agreement. All actions, decisions and instructions of Shareholders Agent taken, made or given pursuant to the authority granted to Shareholders Agent pursuant to this Amended Tax Sharing Agreement shall be final, conclusive and binding upon all Shareholders.

The obligations of the Buyer and the Acquired Group shall be joint and several, and the obligations hereunder of the Shareholders shall be joint and several. For purposes herein the plural shall include the singular, the singular shall include the plural, as the context may require.

(e) LAW GOVERNING AGREEMENT; FORUM. This Amended Tax Sharing Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the laws governing the provisions of Stock Purchase Agreement and shall be subject to any exclusive or non-exclusive forum provisions therein.

(f) AMENDMENT AND MODIFICATION. Buyer and Shareholders Agent may amend, modify and supplement this Amended Tax Sharing Agreement in such manner as may be agreed upon in writing between Buyer and Shareholders Agent.

(g) NOTICE. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; or
(b) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service providing for a receipted delivery. The respective addresses to be used for all such notices, demands or requests are as follows:

If to Buyer or Acquired Group, to:

                  Pierre Holding Corp.
                  c/o Madison Dearborn Partners
                  Three First National Plaza
                  Suite 3800
                  Chicago, IL 60602
                  Attention: Robin P. Selati
                  Telephone: (312) 895-1000

                  (with copies to)

                  Madison Dearborn Partners
                  Three First National Plaza
                  Suite 3800
                  Chicago, IL 60602
                  Attention: Robin P. Selati
                  Telephone: (312) 895-1000

                  Edward T. Swan, P.C.
                  Kirkland & Ellis LLP
                  200 E. Randolph Drive
                  Chicago, IL 60610
                  Telephone: (312) 861-2000

If to Shareholders or Shareholders Agent, to:

                  David R. Clark
                  Post Office Box 3967
                  Hickory, North Carolina 28603
                  Telephone: 828-304-2307

                  (with a copy to)

                  T. Stewart Gibson
                  1701 Sunset Avenue, Suite 302-B
                  Rocky Mount, North Carolina 27804
                  Telephone: 252-977-0700

If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Amended Tax Sharing Agreement may change its address for the purposes of this Amended Tax Sharing Agreement by giving notice thereof in accordance with this Section.

(h) ENTIRE AGREEMENT. This Amended Tax Sharing Agreement sets forth the entire agreement between the parties hereto with respect to the Tax matters contemplated herein.

(i) EFFECTIVENESS. This Amended Tax Sharing Agreement shall not be effective, and no party shall have any rights or obligations hereunder, unless and until the Closing under the Stock Purchase Agreement occurs, other than the provisions of Section 2 (REPRESENTATIONS AND WARRANTIES), which will be enforceable upon the execution and delivery of this Amended Tax Sharing Agreement which such execution and delivery will occur simultaneously with the execution and delivery of the Stock Purchase Agreement.

(j) COUNTERPARTS. This Amended Tax Sharing Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k) HEADINGS. The headings in this Amended Tax Sharing Agreement are inserted for convenience only and shall not constitute a part hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amended Tax Sharing Agreement to be duly executed by their respective authorized officers effective as of the day and year first above written.

                           [Signature Pages Attached]

                                             PIERRE HOLDING CORP.

                                             By: /s/ Robin P. Selati
                                                 ------------------------------
                                             Name:    Robin P. Selati
                                                    ----------------------------
                                             Title:   President
                                                     ---------------------------

                                             PF MANAGEMENT, INC.

                                             By: /s/ David R. Clark
                                                 -------------------------------
                                                 David R. Clark, President

                                             PIERRE FOODS, INC.

                                             By: /s/ Pamela M. Witters
                                                 -------------------------------
                                                 Pamela M. Witters, Chief
                                                 Financial Officer

                                             /s/ James C. Richardson, Jr.
                                             -----------------------------------
                                             James C. Richardson, Jr.

                                             /s/ David R. Clark
                                             -----------------------------------
                                             David R. Clark

                                             /s/ James M. Templeton
                                             -----------------------
                                             James M. Templeton

                                             /s/ Brian D. Davis
                                             ------------------
                                             Brian D. Davis, Trustee under
                                             Voting Trust Agreement dated
                                             February 1, 2004.

                                             /s/ David R. Clark
                                             -----------------------------------
                                             David R. Clark, Agent under
                                             Shareholders Agent Agreement
                                             dated June 30, 2004

                                             FRESH FOODS PROPERTIES, LLC

                                             By:    /s/ Pamela M. Witters
                                                    ----------------------------
                                             Pamela M. Witters, Chief Financial
                                             Officer of Pierre Foods, Inc.,
                                             its sole member

                                             COMPASS OUTFITTERS, LLC

                                             By:    /s/ Pamela M. Witters
                                                    ---------------------
                                             Pamela M. Witters, Manager